Exhibit 99.1

** NEWS RELEASE **

HOT TOPIC, INC. REPORTS 1st QUARTER

LOSS OF $0.02 PER SHARE

Provides guidance for the second quarter of 2007

CITY of INDUSTRY, CA, May 23, 2007—Hot Topic, Inc. (Nasdaq Global Select Market: HOTT), today announced that the company incurred a net loss in the fiscal first quarter of 2007 (13 weeks ended May 5, 2007) of $0.8 million, or $0.02 per share, compared with a net loss of $1.4 million, or $0.03 per share, in the fiscal first quarter of 2006 (13 weeks ended April 29, 2006).

As previously reported, total sales for the 13 weeks ended May 5, 2007 increased 2% to $157.3 million compared to $154.0 million for the 13 week period ended April 29, 2006. Comparable store sales declined 2.3% for the first quarter of 2007. Due to a 53rd week in fiscal 2006, first quarter comparable store sales are compared to the corresponding 13 week period ended May 6, 2006.

At the end of first quarter fiscal 2007, the company operated 695 Hot Topic stores and 131 Torrid stores compared to 671 Hot Topic stores and 123 Torrid stores at the end of first quarter fiscal 2006. During first quarter fiscal 2007, the company opened a total of two Hot Topic stores and closed one Hot Topic store. The company also remodeled or relocated 17 Hot Topic stores during the quarter.

The company issued second quarter (13 weeks ending August 4, 2007) guidance of a loss in the range of $0.02 to $0.04 per share based upon a comparable store sales decline of mid-single digits. Included in the guidance is a charge of $0.02 to $0.03 per share for Hot Topic stores scheduled to be remodeled or relocated in fiscal 2007 prior to their natural lease expiration.

A conference call to discuss first quarter, business trends, guidance and other matters is scheduled for today at 4:30 PM (ET). The conference call number is 866-543-6405, pass code “Hot Topic”, and the call will be accessible to all interested parties. It will also be webcast at www.earnings.com. A replay will be available at 888-286-8010, pass code 76826066, for approximately two weeks.

Hot Topic, Inc. is a national mall-based specialty retailer. Hot Topic offers apparel, accessories and gifts to young men and women principally between the ages of 12 and 22. Torrid, the company’s second concept, provides plus-size fashion-forward apparel and accessories that target young women principally between the ages of 15 and 29. As of May 5, 2007 the company operated 695 Hot Topic stores in all 50 states and Puerto Rico, 131 Torrid stores, and Internet stores www.hottopic.com and www.torrid.com.

In addition to historical information, this news release and the aforementioned conference call contain forward-looking statements, which include statements relating to financial results, guidance, store operations, projections and other financial performance and managing growth. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, management of growth, relationships with mall developers and operators, the risk that available cash or mall space will not be adequate for planned expansion, fluctuations in sales and comparable store sales results, risks and uncertainties with respect to new store openings including risks associated with the company’s new store concepts and Internet stores, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, the effect of economic conditions, the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the year ended February 3, 2007. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

Contact:

Hot Topic, Inc., City of Industry, CA

Mr. Jim McGinty, CFO 626-839-4681 x2675

Ms. Megan Hall, Manager of I.R. 626-839-4681 x2173

HOT TOPIC, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	First Quarter Ended
	May 5, 2007	Apr. 29, 2006
Net sales	$157,282	$154,041
Cost of goods sold, including buying, distribution and occupancy costs	105,695	105,784
Gross margin	51,587	48,257
Selling, general & administrative expenses	53,404	50,942
Loss from operations	(1,817)	(2,685)
Interest income-net	506	403
Loss before benefit for income taxes	(1,311)	(2,282)
Benefit for income taxes	(502)	(874)
Net loss	$(809)	$(1,408)

Loss per share
Basic	$(0.02)	$(0.03)
Diluted	$(0.02)	$(0.03)
Shares used in computing loss per share:
Basic	44,245	44,065
Diluted	44,245	44,065

HOT TOPIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	May 5, 2007	Apr. 29, 2006
Current Assets:
Cash, cash equivalents and short-term investments	$49,171	$26,424
Inventory	75,062	82,363
Prepaid expenses and other	13,621	17,014
Deferred tax assets	3,680	2,487
Total current assets	141,534	128,288

Property and equipment, net	165,970	173,198
Deposits and other	962	245
Deferred tax assets	4,059	—

Total assets	$312,525	$301,731

Current Liabilities:
Accounts payable	$21,587	$27,520
Accrued liabilities	27,667	30,250
Total current liabilities	49,254	57,770

Deferred rent	40,117	40,516
Deferred compensation liability	762	—
Income taxes payable	1,258	—
Deferred tax liability	—	579
Total liabilities	91,391	98,865

Shareholders’ equity	221,134	202,866

Total liabilities and shareholders’ equity	$312,525	$301,731

HOT TOPIC, INC.

OTHER DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	May 5, 2007	Apr. 29, 2006
Depreciation and amortization	$9,930	$9,201
Capital expenditures	$9,428	$11,217

Number of stores open at end of period:
Hot Topic	695	671
Torrid	131	123

Total store square footage	1,545,000	1,473,500